Exhibit 10.33

THIRD AMENDMENT TO LEASE AGREEMENT

This THIRD AMENDMENT TO LEASE AGREEMENT ("Third Amendment") is entered into effective as of March 11, 2014 (the "Effective Date"), by and between NOP COTTONWOOD 2795, LLC, a Delaware limited liability company ("Landlord"), and COMENITY SERVICING LLC, a Texas limited liability company ("Tenant").

R E C I T A L S :

A.  Landlord and ADS Alliance Data Systems, Inc., a Delaware corporation ("ADS"), entered into that certain Lease Agreement dated as of September 21, 2010 (the "Original Lease"), as amended by that certain (i) First Amendment to Lease Agreement dated as of November 14, 2011 (the "First Amendment"), between Landlord and ADS, and (ii) Second Amendment to Lease Agreement dated as of December 19, 2012 (the "Second Amendment"), between Landlord and ADS.

B.  ADS and Comenity LLC, a Delaware limited liability company ("Comenity"), entered into that certain Assignment and Assumption Agreement dated as of January 1, 2013 (the "First Assignment"), pursuant to which, among other things, ADS assigned to Comenity and Comenity assumed from ADS all of ADS's rights, title, interest and obligations in, to and under the Original Lease (as amended by the First Amendment and Second Amendment).  Comenity and Tenant subsequently entered into that certain Assignment and Assumption Agreement also dated as of January 1, 2013 (the "Second Assignment", together with the First Assignment, collectively, the "Assignment"), pursuant to which, among other things, Comenity assigned to Tenant and Tenant assumed from Comenity all of Comenity's rights, title, interest and obligations in, to and under the Original Lease (as amended by the First Amendment and Second Amendment).  Landlord consented to the Assignment pursuant to that certain Consent to Assignment and Assumption of Lease dated as of January 10, 2013 (the "Consent"), among Landlord, ADS, Comenity and Tenant.

C.  The Original Lease, First Amendment, Second Amendment and Consent are collectively referred to herein as the "Lease".

D.  Pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space containing approximately 6,488 square feet of Rentable Area and 5,455 square feet of usable area (the "Existing Premises") commonly known as Suites 100 and 140 and located on the first (1st) floor of that certain office building addressed as 2795 E. Cottonwood Parkway, Salt Lake City, Utah (the "Building").

E.  Landlord and Tenant now desire to amend the Lease to (i) expand the Existing Premises to include that certain space containing approximately 3,490 square feet of Rentable Area and 2,935 square feet of usable area (the "Second Expansion Space"), commonly known as Suite 142, located on the first (1st) floor of the Building and depicted on Exhibit A attached hereto, and (ii) modify various terms and provisions of the Lease, all as hereinafter provided.

F.  Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Third Amendment shall have the same meanings given such terms in the Lease.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Second Expansion Space.

1.1.  Addition of Second Expansion Space.  Commencing on the Second Expansion Space Commencement Date (as defined below), the Existing Premises shall be expanded to include the Second Expansion Space, which Second Expansion Space shall be leased on the same terms and conditions set forth in the Lease (as amended hereby).  From and after the Second Expansion Space Commencement Date, the Existing Premises and the Second Expansion Space shall be collectively referred to as the "Premises", and shall contain a total of approximately 9,978 square feet of Rentable Area.

1.2.  Second Expansion Space Term.  The lease term for the Second Expansion Space (the "Second Expansion Space Term") shall commence on the Second Expansion Space Commencement Date and shall expire coterminously with the Extended Term for the Existing Premises on the Revised Expiration Date (i.e., January 31, 2018).  For purposes of this Third Amendment, the "Second Expansion Space Commencement Date" shall mean the earlier of:  (i) the date Tenant conducts business operations in all or any portion of the Second Expansion Space; and (ii) the date Landlord delivers the Second Expansion Space to Tenant Ready for Occupancy, as defined in the Second Tenant Work Letter attached hereto as Exhibit B (the "Second Tenant Work Letter"), subject to acceleration as a result of any Second Expansion Tenant Delays (as defined and provided in the Second Tenant Work Letter).  Landlord and Tenant presently anticipate that the Second Expansion Space will be delivered to Tenant Ready for Occupancy on or about April 1, 2014; however, if Landlord is unable to deliver to Tenant the Second Expansion Space Ready for Occupancy by such date (or any other date), then:  (A) the validity of this Third Amendment or the Lease shall not be affected or impaired thereby; (B) Landlord shall not be in default hereunder or under the Lease (as amended hereby), or be liable for damages therefor; and (C) Tenant shall accept possession of the Second Expansion Space when Landlord delivers the Second Expansion Space to Tenant Ready for Occupancy.

1.3.  Confirmation of Second Expansion Space Commencement Date.  Following the Second Expansion Space Commencement Date, Landlord shall deliver to Tenant a Notice of Lease Term Dates in the form of Exhibit C attached hereto, which notice Tenant shall execute and return to Landlord within five (5) business days after Tenant's receipt thereof.

2.  Base Rent.  During the Second Expansion Space Term, the annual Base Rent (and monthly installments thereof) payable by Tenant for the Second Expansion Space shall be calculated separate and apart from that of the Existing Premises and shall be as set forth in the following schedule:

Period of Second Expansion Space Term	Monthly Installment of Base Rent	Annual Base Rent Rate Per Square Foot of Rentable Area of Second Expansion Space
Expansion Space Commencement Date – 03/31/15
04/01/15 – 03/31/16
04/01/16 – 03/31/17
04/01/17 – 1/31/18

3.  Tenant's Share; Base Year.  For purposes of determining Tenant's Share of increases in Operating Expenses for the Existing Premises and the Second Expansion Space during the Second Expansion Space Term:  (i) Tenant's Share for the Second Expansion Space shall be calculated separate and apart from that of the Existing Premises and shall equal 2.58% (i.e., 3,490 square feet of Rentable Area of the Second Expansion Space/135,339 square feet of Rentable Area of the Building); and (ii) the Base Year for calculating Tenant's Share of increases in Operating Expenses for the Second Expansion Space, only, shall be the calendar year 2014.

4.  Condition of Premises.  Except as otherwise provided in the Second Tenant Work Letter: (i) Tenant shall continue to occupy the Existing Premises from and after the date of execution of this Third Amendment in its current "AS IS" condition; and (ii) Tenant shall accept the Second Expansion Space in its "AS IS" condition as of the date of execution of this Third Amendment and on the Second Expansion Space Commencement Date, without any obligation on Landlord's part to construct or pay for any tenant improvements or refurbishment work in or for the Existing Premises or the Second Expansion Space.

5.  Parking.  From and after the Second Expansion Space Commencement Date, the first (1st) sentence of Section F of Part I of the Original Lease shall be modified as follows:

"Tenant shall throughout the Extended Term of the Lease (as extended), lease from Landlord a total of twenty-eight (28) automobile spaces in the Parking Facility, of which total Tenant may elect to lease up to four (4) assigned and covered automobile spaces at the then-prevailing market rate pursuant to Section 5.5 below."

6.  Brokers.  Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment, excepting only Commerce Real Estate Solutions (representing Landlord), and Continental Realty (representing Tenant) (collectively, the "Brokers"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this Third Amendment on account of the indemnifying party's dealings with any real estate broker or agent (other than the Brokers).

7.  Counterparts.  This Third Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

8.  No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD:

NOP COTTONWOOD 2795, LLC,
a Delaware limited liability company

By:          NOP COTTONWOOD HOLDINGS LLC,
a Delaware limited liability company
Its:          sole member

By:          NATIONAL OFFICE PARTNERS LLC,
a California limited liability company
Its:          sole member

By:          CWP CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company
Its:           Manager

By:       /s/ Joseph A. Corrente
Name:  Joseph A. Corrente
Its:        Executive Vice President

TENANT:

COMENITY SERVICING LLC,
 a Texas limited liability company

By:       /s/ Tammy McConnaughey
Name: Tammy McConnaughey
Title:   SVP, Chief Credit Risk Officer